DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of CoJax Oil and Gas Corporation, a Virginia corporation (the “Company”), which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only the Company’s common stock is registered under Section 12 of the Exchange Act.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended and restated (the “Articles”) and our bylaws, and by the Virginia Stock Corporation Act of the Code of Virginia, 1950, as amended (“VSCA”).

Authorized Capitalization

The Company is authorized to issue 300,000,000 shares of common stock, par value $0.10 per share (the “Common Stock”) and 50,000,000 shares of preferred stock, par value $0.10 per share, of which 50,000 shares have been designated as Series A Preferred Stock.

Common Stock

Holders of the Company’s Common Stock are entitled to one (1) vote per share on all matters requiring or presented for a shareholder vote. There are no pre-emptive or cumulative voting rights for the Common Stock.   The right to dividends for the issued shares of Common Stock are subordinate to the dividend distribution rights of any series of the Preferred Stock, unless an authorized series of preferred stock provides otherwise.   Holders of Common Stock are entitled to the distribution of the balance of any assets available for distribution among the stockholders of Common Stock ratably according to the number of shares Common Stock held by them, respectively, subject to the rights of the stockholders of preferred stock, on a return of capital on a liquidation, reduction of capital or otherwise (other than on a repurchase of shares).

 Listing

Our Common Stock is quoted on the OTC pink under the symbol “CJAX”.

Transfer Agent

The transfer agent and registrar for our common stock is Equity Stock Transfer, with an address of 237 W 37th Street, #602, New York, NY 10018 and a telephone number: 212-575-5757.

Anti-Takeover Provisions

Certain provisions of the VSCA, our Articles of Incorporation, and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Virginia Anti-Takeover Statute

VSCA prohibits a Virginia corporation from engaging in affiliated transactions with any holder of more than 10 percent of any class of its outstanding voting shares, or an interested stockholder, for a period of three years following the date that such person became an interested stockholder unless:  (i) a majority of (not fewer than two) disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested stockholder, approve the affiliated transaction; or (ii) before or on the date the person became an interested stockholder, a majority of disinterested directors approved the transaction that resulted in the shareholder

becoming an interested stockholder.   Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Virginia law also permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. We have adopted such exemption in our Articles of Incorporation.

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Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.